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                                                                    EXHIBIT 3.69

                            ARTICLES OF INCORPORATION

                                       OF

                            PSI PRIDE INSTITUTE, INC.

      The undersigned is an individual eighteen years of age or older and adopt the following Articles of Incorporation to form a For-Profit Corporation (hereinafter called the "corporation") under Chapter 302A, Minnesota Statutes (the "Act"):

      Article I: The name of the corporation is PSI Pride Institute, Inc.

      Article II: The registered office address of the corporation is Capitol Professional Bldg., 590 Park Street, Suite 6 St. Paul, MN 55103, and the registered agent of the corporation at that address is National Registered Agents, Inc.

      Article III: The corporation is authorized to issue a total of one thousand (1,000) shares, all of which are without par value and classified as Common shares.

      Article IV: The name and the address of the incorporator are as follows:

NAME              ADDRESS
----              --------
Greg Giffen, Esq. Harwell Howard Hyne Gabbert & Manner, P.C.
                  315 Deaderick Street,
                  Suite 1800 Nashville, Tennessee 37238-1800

      Article V: The period of duration of the corporation shall be perpetual.

      Article VI: The corporation has general business purposes and shall conduct any and all such business in accordance with the Act.

      Article VII: Cumulative voting of shares of stock is not authorized in the election of directors.

      Article VIII: Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

      Article IX: The corporation shall, to the fullest extent legally permissible under the provisions of the Chapter 302, Minnesota Statutes, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters

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referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such orifice, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

      Article X: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Minnesota Business Corporation Act as the same may be supplemented and amended.

      Article XI: Holders of the shares of any class of the corporation shall not be entitled to preemptive rights.

      I, the undersigned incorporator certify that I am authorized to execute these Articles and that the information in these Articles is true and correct. I also understand that if any of this information is intentionally or knowingly misstated that criminal penalties will apply as if I had signed these Articles under oath.

      Dated this 30th day of March, 2004.

                                        /s/ Greg Giffen
                                        ----------------------------------------
                                        Greg Giffen, Incorporator
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